DESIGN, ENGINEERING AND MANUFACTURING AGREEMENT


   THIS DESIGN, ENGINEERING AND MANUFACTURING AGREEMENT (the "Agreement") is made and entered into as of this 23 day of September, 1996 (the "Effective Date"), by and between PARADIGM MEDICAL INDUSTRIES, INC., a Delaware corporation ("Paradigm") and ZEVEX, INC., a Utah corporation ("Manufacturer"). Paradigm and Manufacturer are also referred to herein, individually, as "party," and collectively, as "parties."

                            RECITALS

   WHEREAS, Paradigm is a supplier of technical products, services and support to the medical and health care industry;

   WHEREAS, Manufacturer is a designer, engineer and manufacturer of medical and health care products; and

   WHEREAS, Paradigm desires to obtain design, engineering and manufacturing services for its products and Manufacturer desires to provide such services as an original equipment manufacturer;

   NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

   1. Definitions. The capitalized terms in this Agreement shall have the following meanings unless otherwise defined herein:

        1.1  "Systems" shall mean the Photon Laser
Phacoemulsification system as defined by Zevex Part No. Z-12669 and the Precisionist Thirty Thousand Phacoemulsification unit, including all accessories, components, modules and packaging.

        1.2  "Precisionist Thirty Thousand" shall mean the
Precisionist Thirty Thousand instrument enclosure containing displays, pump and electrical subsystems defined by Zevex Part
No. Z-10811.

        1.3  "Photon Laser Phaco" shall mean the Precisionist
Thirty Thousand with Laser Module (as defined in paragraph 1.5 below).

        1.4 "Laser Handpiece" shall mean the laser surgical handpiece, optical fiber cord and connector.

        1.5 "Laser Module" means the electronic laser driver module used in conjunction with the Laser Handpiece.

   2. Development and Manufacturing. Manufacturer shall produce and manufacture the Systems for Paradigm, except for the Laser Module and Laser Handpiece, and be compensated for such services as follows:

        2.1 Engineering. Manufacturer agrees to use its best efforts and allocate sufficient staff to design, develop specifications and engineering documentation, make procurements, and test and produce technical prototypes for the "technically driven" accessories of the Precisionist Thirty Thousand as well as the Photon Laser Phaco (excluding the Laser Module and Laser Handpiece, but including laser interface hardware). Engineering, design, and manufacturing meetings shall be held at least bi-weekly to monitor the design and development of the Systems. Minutes shall be kept for each meeting and a copy provided to Paradigm. Representatives of Paradigm shall be given at least 24 hours notice of and have the right to attend all such meetings. Representatives shall also have the right to visit Manufacturer's facilities and meet with Manufacturer's representatives daily if Paradigm desires. As more fully set forth in Section 9 below, all documentation, specifications, designs, etc. relating to the Systems shall belong to Paradigm.

        2.2 Engineering Compensation. Paradigm shall pay Manufacturer the sum of $860,000 for engineering and design services and shall also pay an incentive bonus of $140,000 to Manufacturer for distribution to key engineers, consultants and other persons assisting with the design, engineering and manufacture of the Systems, for total engineering compensation of $1,000,000; provided that the conditions specified in the subparagraphs of this paragraph 2.2 are satisfied within the time frames set forth therein (each separate condition being referred to as a "Milestone" and the payment with respect to a Milestone being referred to as a "Milestone Payment"). Such compensation shall not include travel expenses or off-site regulation expenses, which expenses shall be paid by Paradigm as incurred provided that such expenses have been pre-approved.

        (a) Contract Advance. On the Effective Date of this Agreement, contemporaneous with its signing, Paradigm shall pay Manufacturer $100,000 as an advance retainer to begin electrical, mechanical and software design, and component and vendor identification for the manufacture of the Systems.

        (b) Source Components. A Milestone Payment in the amount of $20,000, which payment shall be used by Manufacturer to purchase materials and components to build a complete bench prototype of the System, shall be payable when the following conditions constituting one Milestone are satisfied, which conditions are all expected to be satisfied on or about October 1, 1996:

             (1)  When Paradigm has reviewed and, in its
sole discretion, approved product specifications as set forth and defined in Manufacturer's product specification Z-12670, a specification reference created by Manufacturer to manufacture the Systems;

             (2)  When part numbers have been assigned to
all major components and key parts and Paradigm has reviewed and approved all major components and key parts to be used in the Systems and has approved all vendors of such components; and

             (3)  When any production engineering order
(hereafter "EO") is signed by Paradigm to procure components to build a complete bench prototype of the System.

        (c) Design Documentation. A Milestone Payment in the amount of $250,000 shall be payable if, on or about December 1, 1996, all electrical designs are completed for the Systems and a complete drawing package has been submitted to and approved by Paradigm and Paradigm has signed an EO authorizing Manufacturer to commence mechanical, enclosure and tooling design drawings.

        (d)  Material and Tooling First Articles.  A
Milestone Payment in the amount of $120,000 shall be payable if, on or about February 1, 1997, first articles have been received at Manufacturer's place of business and either approved or approved with changes by Paradigm for all molded, custom mechanical and enclosure components and tooling, and any EO is signed by Paradigm authorizing the purchase of such components or tooling.

        (e) First Article Prototype. A Milestone Payment in the amount of $100,000 shall be payable if, on or about March 1, 1997, a first article prototype of the System is fully assembled and operational (the "Prototype"), has been reviewed and either approved or approved with changes by Paradigm and an EO has been signed by Paradigm authorizing the production of 19 additional Systems.

        (f) Delivery of Systems. A Milestone Payment in the amount of $150,000 shall be payable if, on or about March 31, 1997, 19 Systems meeting the Z-12670 product specifications are delivered to Paradigm fully assembled and operational, Paradigm accepts all 19 Systems, and the Prototype meeting the Z-12670 product specifications is fully assembled and operational in Manufacturer's possession as a bench prototype (hereinafter referred to as the "Validation System"). (The Milestone Payment of this paragraph 2.2(f) of the Agreement is additional compensation over and above the purchase price of each System, which amount is set forth in paragraph 3.1 below).

        (g) Validation. A Milestone Payment in the amount of $120,000 shall be payable if the following conditions, constituting one Milestone, are satisfied on or before June 15, 1997:

             (1)  When the System has been validated
pursuant to IEC 601 standards by Paradigm; and

             (2)  When the System has been validated for
the European CE Mark by an independent agency provided by Paradigm.

        (h) Bonus. A bonus in the amount of $140,000 shall be payable to Manufacturer for distribution to key engineers, consultants and other persons assisting with the design, engineering and manufacture of the Systems if the Milestone set forth in subparagraph 2.2(f) above is, in Paradigm's sole discretion, met and fully satisfied on or before March 31, 1997. Such bonus shall be given to Manufacturer for distribution to the engineers, consultants, and other personnel responsible for designing, engineering and manufacturing the Systems as determined by a compensation committee consisting of one member designated by Paradigm and three members designated by Manufacturer.

        2.3 Tooling. Paradigm shall pay Manufacturer the actual cost of tooling, plus a two percent (2%) mark-up above actual cost of such tooling (the "Tooling Allocation"). All models and other items purchased for tooling purposes shall belong to Paradigm and shall be returned to Paradigm upon termination or expiration of this Agreement. Tooling will not be ordered until production components have been designed, reviewed and approved by Paradigm. Paradigm shall pay for tooling costs pursuant to the vendor's terms, provided that such costs are pre-approved by Paradigm. The Tooling Allocation shall be paid to Manufacturer when the final payment on actual tooling costs is remitted to the tooling vendor or vendors. Paradigm understands that adjustments may be required to tooled items and hereby agrees to pay for such adjustments provided that the adjustments and related charges are agreed to and pre-approved by Paradigm.

        2.4 Components. Manufacturer will subcontract production for components only, and will assemble, calibrate, test, document and package the complete Systems under Manufacturer's direct control at its own plant.

        2.5  System Changes.  Manufacturer will notify
Paradigm of all proposed changes to the Systems and will not perform any material changes in the Systems after completion of testing and delivery of prototypes without written approval by Paradigm by means of a Manufacturer's Engineering Change Order or other similar document. Manufacturer will supply Paradigm with a copy of each such change order for its records. Each party shall keep its own master engineering and medical device files.

        2.6 Quality Control. Manufacturer will perform product testing, burn-in, calibration and quality assurance inspections for the Systems to comply with regulatory standards as set forth in Manufacturer's Quality Manual and Product Performance Specifications provided by Paradigm. Manufacturer will keep accurate records that comply with regulatory standards of the Food, Drug and Cosmetics Act for each product manufactured and make copies of the same available to Paradigm for its product history and reporting records. Paradigm shall be entitled to integrate Manufacturer's Quality Manual into its own Quality Manual.

        2.7 Regulatory Approval. Paradigm shall perform or be responsible for all clinical evaluations, testing and documentation related to regulatory approvals as may be required to market the Systems in the United States and abroad. Notwithstanding the foregoing, Manufacturer will make available to authorized representatives of the United States Food and Drug Administration ("FDA"), all documents reasonably necessary to demonstrate FDA Good Manufacturing Practice ("GMP") requirements and will make all reasonable efforts to comply with FDA GMP requirements. Manufacturer will also make available to authorized representatives of the European CE Mark, Japanese Ministry of Health as well as any other governmental or regulatory body which may oversee or control the sell of the Systems, all documents reasonably necessary to satisfy the requirements of such body and obtain marketing approval for the Systems.

        2.8 Service and Training. Paradigm shall be responsible for performing field service and maintenance of the Systems. Manufacturer shall train Paradigm's designated service technicians and sales personnel as required by Paradigm in training classes. A separate training class shall be conducted on each of the following topics: (1) Basic Systems operations
(2) Common fault diagnosis; (3) Field component repair or replacement; and (4) Manufacturer repair protocol. Training classes may also be conducted on any other matter or matters mutually agreed upon by the parties on the terms and conditions set forth in this paragraph 2.8. Training classes shall be scheduled at least two weeks in advance through Manufacturer's customer service department. Training classes shall be six hours in duration and shall be scheduled in two sessions: (a) 9:00 a.m. to noon and (b) 1:00 p.m. to 4:00 p.m. There shall be no limit to the number of students in a class. However, it is recommended that there be no more than six students per class. Notwithstanding the foregoing, Paradigm shall pay Manufacturer $700 for each class regardless of the class size. Paradigm shall also pay any and all reasonable travel and lodging costs for students and instructors.

        2.9 Independent Testing. Paradigm shall bear the cost of all independent laboratory testing of the Systems. All data generated from independent laboratory testing shall belong to Paradigm and all testing must be pre-approved by Paradigm before it is ordered by Manufacturer.

   3.  Purchase Price of Systems.

        3.1 Purchase Price. Paradigm will purchase each completed System (not including the Laser Handpiece and Laser Module) for the lesser of: (1) $19,000.00 (the "Fixed Purchase Price"); or (2) the actual cost of producing the Systems, plus 30% as set forth in Schedule A attached hereto (the "Alternative Purchase Price"). The actual costs of producing the Systems shall not include engineering costs, tooling costs or any other costs paid directly by Paradigm pursuant to this Agreement. Actual costs shall include the cost of materials, labor costs, and fixed and variable overhead costs applied on a per system basis as set forth in Schedule A attached hereto. All such actual costs, including overhead, which are included in the Alternative Purchase Price (but not the Fixed Purchase Price) shall be adjusted annually and any changes shall be verified and accounted for by both parties. Notwithstanding the foregoing, the Fixed Purchase Price shall be adjusted as mutually agreed upon by the parties if there is a material increase or decrease in the total cost of materials. Paradigm shall pay the purchase price of each System within thirty (30) days after receipt of an invoice and System.

        3.2 Inspection of Records. During the Term and any Renewed Terms of this Agreement (as defined in paragraph 6 below) and for two years following the termination or expiration of this Agreement, Manufacturer shall maintain books and records sufficient to determine the manufacturing costs of the Systems and shall make such records available for inspection by Paradigm or its agents, at Paradigm's expense, during normal business hours, at any time upon 15 days written notice, for the purpose of verifying the accuracy of the records and manufacturing costs charged thereunder, provided that such inspection shall not unreasonably interfere with Manufacturer's business activities.

   4.  Warranty and Service.

        4.1 Warranty. Manufacturer will be responsible for warranty and repair of the Systems for 14 months from the date of purchase by Paradigm and shall provide replacement parts or components for each System during such warranty period (exclusive of the Laser Handpiece and Laser Module) at no cost to Paradigm or the purchaser of the System within 10 days after notification subject to the availability of materials and component parts to replace or manufacture System parts. Manufacturer's warranties shall include implied warranties of merchantability and fitness for a particular purpose.

        4.2 Field Service. Paradigm will coordinate all customer service communications, product delivery to and from customers, field service and service billing (post-warranty where available).

        4.3 Parts. Manufacturer will make System parts available to Paradigm for distribution to field service organizations and Paradigm's dealers or representatives during the Term and any Renewed Terms of this Agreement (as defined in paragraph 6 below) and for at least two years following the termination or expiration of this Agreement subject to the availability of parts and components to manufacture such System parts.

   5. Marketing. Manufacturer shall allow Paradigm's domestic or international dealers, representatives and/or customers to tour Manufacturer's manufacturing facility, provided that Paradigm reviews all such requests with the Manufacturer and provides a complete list of all proposed visitors prior to any final commitment by Manufacturer and such tour does not unreasonably interfere with Manufacturer's business activities. Paradigm will make all reasonable efforts not to allow any known competitor of manufacturer to participate in a tour of Manufacturer's facility.

   6. Term. The term of this Agreement shall commence on the date first above written and shall expire three years from that date (the "Term") unless sooner terminated as provided in paragraph 10 below. If not terminated, this Agreement shall automatically be renewed thereafter for successive one year additional terms (each, a "Renewed Term") unless either party notifies the other party in writing at least 180 days prior to the expiration of the Term or Renewed Term of its desire not to renew this Agreement.

   7.  Covenant Not to Compete.

        7.1 Covenant. Manufacturer covenants and agrees that during the Term or any Renewed Term of this Agreement, and for two years thereafter, that it, and its officers and directors will not own, manage, operate, join, control or participate in the ownership, operation or control of a business engaged in the distribution or sale of invasive ophthalmic medical lasers, nor develop or manufacture invasive ophthalmic medical lasers in competition with Paradigm in the state of Utah, and each other state in the United States, and each foreign country, in which Paradigm or its subsidiaries do or may hereafter do business.

        7.2 Injunctive and Equitable Relief. Manufacturer covenants and agrees that Paradigm's remedy at law for any breach or violation of the provisions of this Section 7 are inadequate and that, in the event any such breach or violation, Paradigm shall be entitled to injunctive relief in addition to any other remedy, at law or in equity, to which it may be entitled.

        7.3  Acknowledgment of Reasonableness and
Restrictions. Manufacturer specifically acknowledges and agrees that the two-year post-Agreement limitation upon its and its employees, agents, consultants and representatives activities as specified above, together with the geographical limitations set forth above, are reasonable limitations as to time and place upon their post-Agreement activities, and that the restrictions are necessary to preserve, promote and protect the business, accounts and good-will of Paradigm and impose no greater restraint than is reasonably necessary to secure such protection.

        7.4 Limitation on Scope or Duration. In the event that any provision of this Section 7 shall be held invalid or unenforceable by a court of competent jurisdiction by reason of the geographic or business scope or the duration thereof, such invalidity or unenforceability shall attach only to the scope or duration of such provision and shall not affect or render invalid or unenforceable any other provision of this Section 7 and, to the fullest extent permitted by law, this Section shall be construed as if the geographic or business scope or the duration of such provision had been more narrowly drafted so as not to be invalid or unenforceable but rather to provide the broadest protection to Paradigm permitted by law.

   8.  Confidentiality; Proprietary Rights.

        8.1  Definition of Paradigm's Confidential
Information. For purposes of this Agreement, Paradigm's "Confidential Information" means any customer lists, information, materials, technical data, know-how, or trade secrets of Paradigm, which is disclosed to Manufacturer. Paradigm's "Confidential Information" shall not include information that Manufacturer can demonstrate through its records, was or became public knowledge through no fault of Manufacturer or was known to Manufacturer prior to the date of disclosure, or was disclosed to Manufacturer by a third party who had a lawful right to disclose it.

        8.2 Definition of Manufacturer's Confidential Information. For purposes of this Agreement, Manufacturer's "Confidential Information" means any information, data, designs, concepts, ideas, processes, methods, models, computer aided drafting and software tools, techniques, specifications, formulae, know-how, trade secrets, and improvements relating to the research, development, manufacturing or marketing activities of Manufacturer together with analyses, compilations, studies, and other documents that contain or otherwise reflect any of the foregoing, including, without limitation, Manufacturer's technology and manufacturing processes, its proprietary technology and know-how and assembly and manufacturing processes and technology and know-how, and its technology and know-how concerning laser phaco or phacoemulsification technology that is disclosed by Manufacturer to Paradigm. Manufacturer's "Confidential Information" shall not include information that Paradigm can demonstrate through its records, was or became public knowledge through no fault of Paradigm or was known to Paradigm prior to the date of disclosure, or was disclosed to Paradigm by a third party who had a lawful right to disclose it.

        8.3  Non-Disclosure of Confidential Information.
Neither party shall use or disclose the Confidential Information of the other party for its own use or for any purpose except as provided for in this Agreement. Each party agrees that it will protect the confidentiality of, and take all reasonable steps to prevent unauthorized disclosure or use of, the Confidential Information to prevent it from falling into the public domain or the public literature or to prevent it from falling into the possession of unauthorized persons or entities. Without limiting the generality of the foregoing, each party agrees to take the same steps and use the same methods to prevent the unauthorized use or disclosure of the Confidential Information as the other takes to protect its secret, confidential, or proprietary information and data, including causing its employees, agents, consultants and representatives to agree to abide by the conditions and promises made in this Agreement. Each party will promptly notify the other in writing of any misappropriation or misuse by any person or entity of any Confidential Information that comes to their attention.

        8.4  Return of Materials.  Any Confidential
information or other information, materials, or documents that are furnished hereunder or were derived from the Confidential Information or such information or materials will be promptly returned, accompanied by all copies of such Confidential Information or such other information, materials, or documents made, at the earlier of one party's request for return of the same or the termination of this Agreement excluding any documents required to be maintained by any regulatory agency.

        8.5 Legal Remedies. It is understood and agreed that no failure or delay by any party in exercising any right, power, or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege hereunder. It is further understood and agreed that money damages will not be a sufficient remedy for any breach of this Section 8 by either party or any of its employees, agents, consultants or representatives and that the non-breaching party will be entitled to equitable relief, including injunctive relief and specific performance, as a remedy for any such breach of this Agreement.

   9.  Inventions.

        9.1 Disclosure of Inventions. Manufacturer hereby agrees that if it or its employees or agents, directors, consultants or representatives conceive, learn, make, or first reduce to practice, either alone or jointly with others, any inventions, improvements, original works of authorship, formulas, processes, computer programs, techniques, know-how, or data relating to the Systems (referred to herein as the "Developments") while Manufacturer is under contract with Paradigm, it or they will promptly disclose such Developments to Paradigm or to any person designated by Paradigm.
Notwithstanding the fact that Manufacturer may determine that Paradigm has no right to such inventions and that such inventions may be Manufacturer's proprietary information, it shall nevertheless promptly disclose any such inventions to Paradigm or to any person designated by Paradigm upon reasonable request.

        9.2 Ownership, Assignment, and Assistance. All Developments related to the Systems shall be the sole and exclusive property of Paradigm, and Paradigm shall have the right to use and to apply for patents, copyrights or other statutory or common law protection for such Developments in any country. Furthermore, Manufacturer agrees to assist Paradigm in every proper way at Paradigm's expense to obtain patents, copyrights, and other statutory common law protection for such Developments in any country and to enforce such rights from time to time. Specifically, Manufacturer agrees to execute all documents as Paradigm may reasonably request for use in applying for and in obtaining or enforcing such patents, copyrights, and other statutory or common law protection, together with any assignments thereof, to Paradigm or to any person designated by Paradigm.

        9.3 Patent or Copyright Infringement. Nothing in this Agreement is intended to grant Manufacturer any rights under any patent, trademark, tradename or copyright of Paradigm with respect to the Systems.

   10.  Termination.

        10.1 Termination by Paradigm. Paradigm shall have the right to terminate this Agreement on written notice to Manufacturer (a) pursuant to Section 10.3(b) below, if Manufacturer fails for two consecutive quarters to timely fulfill Paradigm's purchase orders (subject, however, to the Force Majeure provisions of Section 11.11); (b) in the event Paradigm is unable to obtain governmental or regulatory approvals, including FDA Approval that may be required with respect to the Systems or any component thereof; (c) in the further event that any governmental or regulatory approvals are withdrawn, altered or modified during the term of this Agreement in a manner which, in Paradigm's good faith judgment, is material and adverse to Paradigm or which prohibits or interferes with the manufacture or sale of the System or renders the sale of the System unprofitable; or (d) if an event of Force Majeure preventing or delaying Manufacturer's performance hereunder continues for more than 60 days.

        10.2 Termination by Manufacturer. Manufacturer shall have the right to terminate this Agreement on written notice to Paradigm if (a) Paradigm has failed to timely make any payments required by this Agreement and (b) Paradigm does not pay all delinquent sums in full within 20 business days after written notice from Manufacturer demanding payment.

        10.3 Termination By Either Party. In addition to their respective rights set forth in Sections 10.1 and 10.2, either party shall have the right to terminate this Agreement on written notice to the other party under the following circumstances:

        (a)  by mutual agreement;

        (b) if the other party materially defaults in the performance of any material obligation hereunder (including failing to meet a milestone on a timely basis as set forth in subparagraphs 2.2(c) through 2.2(g)) and such default continues for more than 20 business days after receiving written notice from the other party of such default; provided, however, there shall be no default under this provision if the defaulting party has cured the default within 20 business days after the giving of notice;

        (c) in the event that the other party is declared insolvent, or bankrupt by a court of competent jurisdiction, or a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by such other party, or such other party shall make or execute an assignment for the benefit of creditors, or a receiver is appointed by a court of competent jurisdiction over all or a substantial portion of the other party's assets and such receivership is not dismissed within 30 days of appointment; or

        (d) in the event of the issuance of a final order, decree or other action by any competent judicial authority or governmental agency which restrains, enjoins or prohibits the sale or introduction into interstate commerce of the System and such restraint, injunction or prohibition is not vacated within 30 days thereafter.

        10.4 Survival. The termination or expiration of this Agreement shall be without prejudice (a) to the rights of any party to receive upon its request all payments accrued and unpaid, or all documents, data and deliverables not delivered, as of the date of such expiration or termination; (b) the rights and remedies of either party with respect to any previous breach or default under any representation, warranty or covenant herein contained; and (c) rights under any other provision of this Agreement which expressly and necessarily calls for performance after expiration or termination.

   11.  Miscellaneous.

        11.1 Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by either of the parties that is not embodied in this Agreement or in the documents referred to herein, and neither of the parties shall be bound by or be liable for any alleged representation, promise, inducement or statement of intention not set forth or referred to herein. The above Recitals and the Schedules referred to herein and attached hereto are deemed to be incorporated herein.

        11.2  Governing Law.  This Agreement shall be
governed by and construed and enforced in accordance with the laws of the State of Utah.

        11.3 Amendments; Waiver. This Agreement may not be amended, modified, superseded or canceled, nor may any of the terms, covenants, representations, warranties, conditions or agreements herein be waived, except by a written instrument executed by the party against whom such amendment, modification, supersedure, cancellation or waiver is charged. The failure of either of the parties at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either of the parties of any condition, or of any breach of any term, covenant, representation, warranty, condition or agreement contained herein, shall be deemed to be or shall be construed to be a waiver or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, representation, warranty, condition or agreement hereof.

        11.4 Headings; Construction. The captions and headings contained herein are for convenience of reference only, and shall not in any way affect the meaning or interpretation of this Agreement. Notwithstanding any rule or maxim of construction to the contrary, any ambiguity or uncertainty in this Agreement shall not be construed against either of the parties based upon authorship of any of the provisions hereof.

        11.5 Counterparts. This Agreement may be executed by facsimile and may be executed in one or more counterparts, each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument.

        11.6 Attorneys' Fees. In the event either of the parties shall bring an action in connection with the performance, breach or interpretation of this Agreement, or in any action related to the subject matter hereof, the prevailing party in such action shall be entitled to recover from the non-prevailing party in such action all reasonable costs and expenses of such action, including, without limitation, attorneys' fees, costs of investigation, accounting and other costs reasonably incurred or related to such action, in such amount as may be determined in the discretion of the arbitrator(s).

        11.7 Severability. In the event any provision hereof is determined to be illegal or unenforceable for any reason whatsoever, such determination shall not affect the validity or enforceability of the remaining provisions hereof, all of which shall remain in full force and effect.

        11.8 Further Assurances. The parties each hereby covenant and agree that, from time to time, after the date hereof, at the reasonable request of either party, and without further consideration, they will execute and deliver such other documents and instruments and take such other action as may be reasonably required to carry out in all respects the subject matter hereof and the intent of this Agreement.

        11.9 Notices. All notices, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given and received (a) immediately if delivered personally, (b) 72 hours after deposit in the United States Mail, first class, postage prepaid, registered or certified mail, return receipt requested, if so mailed, (c) upon completed transmission, if faxed, or (d) the following business day, if sent by overnight courier. All such notices shall be addressed to the parties at the addresses and/or fax numbers listed below. Either party may change the address and/or the fax number to which communications are to be directed by giving written notice to the other party in the manner provided herein.

TO PARADIGM:             PARADIGM MEDICAL INDUSTRIES, INC.
                         1772 West 2300 South
                         Salt Lake City, Utah 84119
                         Fax No. (801) 977-8973

With a copy to:          Randall A. Mackey, Esq.
                         Mackey Price & Williams
                         900 First Interstate Plaza
                         170 South Main Street
                         Salt Lake City, Utah 84101-1655
                         Fax No. (801) 575-5006

TO MANUFACTURER:         ZEVEX, INC.
                         5175 Greenpine Drive
                         Salt Lake City, Utah 84123 USA
                         Fax No. (801) 264-1051

With a Copy to:          E. Nordell Weeks, Esq.
                         Weeks Law Firm
                         320 Kearns Building
                         Salt Lake City, Utah 84101
                         Fax No. (801) 322-2885

         11.10 No Third-Party Beneficiaries. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the parties and their respective successors or permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to either of the parties, nor shall any provision hereof give any third person any right of subrogation or action over or against either of the parties.

         11.11 Force Majeure. Neither party shall be responsible or liable to the other hereunder for failure or delay in performance of the Agreement due to any war, fire, accident or other casualty, or any labor disturbance or act of God or the public enemy, or any other contingency beyond such party's reasonable control. In addition, in the event of the applicability of this Section 11.11, the party failing or delaying performance shall use its best efforts to expeditiously eliminate, cure and overcome any of such causes and resume performance of its obligations.

         11.12 Relationship of the Parties. Notwithstanding any provision hereof, for all purposes of this Agreement, each party shall be and act as an independent contractor and not as a partner, joint venturer or agent of the other party and shall not bind nor attempt to bind the other party to any contract or agreement.

         11.13 Successors and Assigns. This agreement shall be binding on all successors and assigns of the parties.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                         PARADIGM MEDICAL INDUSTRIES, INC.,
                         a Delaware corporation

                              By: Robert W. Millar
                              Title: Vice President


                              ZEVEX, INC.,
                              a Utah corporation

                              By: Phillip McStotts
                              Title: CFO Sec/Treas.

                           SCHEDULE A

                   Alternative Purchase Price

The following is the formula for determining the Alternative
Purchase Price:

Direct labor (assembly & test) x $31/hour
  (fully burdened, no profit)                          _____

      Current average labor rate          $ 8.50
      Direct overhead (current 1996 rate) x  242%

      Subtotal    $20.57

      G & A overhead (current 1996 rate)  x  151%
      Total labor rate                    $31.06

Parts costs x 1.69 (fully burdened, no profit, excluding laser)

      Parts costs
      Direct overhead (current 1996 rate) x 112%

      Subtotal G & A overhead             x 151%      +_____

Subtotal                                              =_____
                                                       x  .3

Profit margin 30% added to subtotal                   +_____

Laser cost x 1.04 (modified direct
overhead only)                                        +_____
Direct engineering support(1) (based on 50 units
  per year)                                           +_____

Total                                                 =_____




--------------------
(1) This amount may change based on the number of systems sold.
It is etimated this amount shall not decrease to below
$250 per system.